EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders of Avery Dennison Corporation, which is incorporated by reference in Avery Dennison Corporation’s Annual Report on Form 10-K for the year ended December 30, 2006. We also consent to the incorporation by reference of our report dated February 22, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Los Angeles, California June 15, 2007